Exhibit 99.1

VIASPACE Subsidiary Launches Korean Business Development Unit

Wednesday August 24, 9:20 am ET

Direct Methanol Fuel Cell Corporation Names Former Samsung Executive as Vice President in Korea

PASADENA, Calif., Aug. 24 /PRNewswire-FirstCall/ — VIASPACE Inc. (OTC Bulletin Board: VSPC — News), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, announced today that Mr. Song J. Hwang has joined its subsidiary company Direct Methanol Fuel Cell Corporation (DMFCC) as Vice President, Korea Business Development. The move is intended to enhance the international business of the company. DMFCC produces methanol fuel cartridges that provide the energy source for laptop computers and other portable electronic devices that will be powered by direct methanol fuel cells. The announcement was made by Dr. Carl Kukkonen, CEO of VIASPACE and DMFCC.

Previously, Mr. Song J. Hwang served as Managing Director/CEO of Samsung Heavy Industries Europe Ltd., based in the United Kingdom. Prior to that, he was Senior Executive Director of Samsung Heavy Industries and of Shinjin JEEP Motors in Korea. Mr. Hwang has extensive experience in management, business development and manufacturing. He received a Bachelor’s degree in mechanical engineering from the Engineering College of Seoul National University, Korea and a Master’s Degree in Business Administration from Leeds University Business School in England.

Fuel cells are expected to gain a substantial market share because they offer longer operating time as compared to current lithium ion batteries and may be instantaneously recharged by simply replacing the disposable fuel cartridge. Direct methanol fuel cells are being developed for these applications by companies such as Toshiba, NEC, Hitachi and Sanyo in Japan, and by Samsung in Korea.

“The direct methanol fuel cell was invented at the NASA Jet Propulsion Laboratory in California, but its commercialization is being pursued aggressively in Japan and Korea,” stated Dr. Kukkonen. “Mr. Hwang provides Direct Methanol Fuel Cell Corporation with senior executive presence in Korea to complement our team.”

About VIASPACE: Unparalleled Knowledge. Unparalleled Solutions.

VIASPACE is a diversified technology company with unparalleled knowledge and expertise in energy/fuel cells, microelectronics, sensors, homeland security & public safety, information & computational technology, and RFID. Founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory, and from relationships with research laboratories, universities, and other organizations within the advanced technology community. For more information, please visit our website at www.VIASPACE.com, contact Investor Relations at (888) 359-9558 or IR@VIASPACE.com, or Public Relations at PR@VIASPACE.com.

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.

ON BEHALF OF THE BOARD

VIASPACE Inc.

Dr. Carl Kukkonen, CEO